Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189621) pertaining to the Sangamo BioSciences, Inc. 2013 Stock Incentive Plan and in the Registration Statement (Form S-3 No. 333-179634) and in the related prospectuses of Sangamo Biosciences, Inc. of our report dated November 20, 2013, with respect to the financial statements of Ceregene, Inc. as of December 31, 2012 and 2011 and for the years then ended, included in this Current Report on Form 8-K/A of Sangamo BioSciences, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 3, 2013